Exhibit 10.3

                                LEASE AGREEMENT

We have signed the lease agreement on December 01, 2013 with CRISTOUDIAS KOSTAS, Nicosia, Cyprus, where we have located our first candle making machine. The premise allows us to place five candle making machines. Material terms of agreement are as following:

1. Leased premises area covers approximately 40 (forty) square meters. Leased premises are located on the first floor of the building at 32 Enotitos, Nicosia, Cyprus.

2. Term of Agreement makes two (2) years, starting December 01, 2014 and ending December 01, 2016

3. BETAFOX CORP is given an option to renew the Lease for an additional term of one year by giving the lesser written notice ninety (90) days before expiration of the primary term of this lease. The renewal lease is to be upon the same terms and conditions contained in the primary Lease Agreement, besides rental fee as provided in Paragraph 5 of the Agreement.

4.   For the first year of the Agreement, the annual rental fee will be $6,000.

5.   For the second year of the Agreement, the annual rental fee will be $5,400.

6. Default interest of $10 per day shall be paid an additional payment for any rental fee delivered or received more than three (3) days after the first day of any calendar month during the term of this lease.

7. Lesser agrees to provide at his expense for the premises electricity, water, air conditioning, ventilation, light tubes replacement, trash removal service and sewage disposal service in such quantities and at such times necessary for the Lessee's comfortable and reasonable use of the premises.

8. Any holding over after the expiration of the lease term shall be deemed to constitute a tenancy from month to month only and shall be on the same terms and conditions as specified in this Lease Agreement.

9. The leased premises area covers approximately 40 (forty) square meters. The leased premises are located on the first floor of the building at 32 Enotitos, Nicosia, Cyprus.

10. Term of Agreement makes two (2) years, starting December 01, 2014 and ending December 01, 2016

11. BETAFOX CORP. is given an option to renew the Lease for an additional term of one year by giving the lesser written notice ninety (90) days before expiration of the primary term of this lease. The renewal lease is to be upon the same terms and conditions contained in the primary Lease Agreement, besides rental fee as provided in Paragraph 5 of the Agreement.

12.  For the first year of the Agreement, the annual rental fee will be $6,000.

13.  For the second year of the Agreement, the annual rental fee will be $5,400.

14. Default interest of $10 per day shall be paid an additional payment for any rental fee delivered or received more than three (3) days after the first day of any calendar month during the term of this lease.

15. Lesser agrees to provide at his expense for the premises electricity, water, air conditioning, ventilation, light tubes replacement, trash removal service and sewage disposal service in such quantities and at such times necessary for the Lessee's comfortable and reasonable use of the premises.

Any holding over after the expiration of the lease term shall be deemed to constitute a tenancy from month to month only and shall be on the same terms and conditions as specified in this Lease Agreement.